Exhibit 3.1

FLORIDA DEPARTMENT OF STATE
DIVISION OF CORPORATIONS

Section 607.1403, Florida Statutes, provides for the dissolution of a corporation that has issued shares. The document must be typed or printed and must be legible.

Pursuant to section 607.0123, Florida Statutes, a delayed effective date may be specified but may not be later than the 90th day after the date on which the document is filed.

NOTE: A Notice of Corporate Dissolution form is attached. This notice pursuant to s. 607.1407, F.S. is optional and is not required when filing a dissolution. No additional fee is required if it is included.

FEES:
Articles of Dissolution	$35.00 (Includes a letter of acknowledgment)
Certified Copy (optional)	$8.75
Certificate of Status (optional)	$8.75

Send one check in the total amount made payable to the Florida Department of State.

Please include a letter containing your telephone number, return address and certification requirements, or complete the attached cover letter.

Mailing Address:	Street Address:
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	The Centre of Tallahassee
Tallahassee, FL 32314	2415 N. Monroe Street, Suite 810
Tallahassee, FL 32303

For further information, you may contact the Amendment Section at (850) 245-6050.

CR2E012 (7/15)

COVER LETTER

TO: Amendment Section
    Division of Corporations

SUBJECT:	Articles of Dissolution

DOCUMENT NUMBER:	175517

The enclosed Articles of Dissolution and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Todd Phillips

(Name of Contact Person)

Recycling Asset Holdings, Inc.

(Firm/Company)

P.O. Box 19529

(Address)

Louisville, KY 40259

(City/State and Zip Code)

For further information concerning this matter, please call:

Todd Phillips	at	(502) 214-7234
(Name of Contact Person)		(Area Code) (Daytime Telephone Number)

Enclosed is a check for the following amount:

☐ $35 Filing Fee	☐ $43.75 Filing Fee Certificate of Status	☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)	☐ $52.50 Filing Fee, Certificate of Status & Certified Copy (Additional copy is enclosed)

Mailing Address:	Street Address:
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	The Centre of Tallahassee
Tallahassee, FL 32314	2415 N. Monroe Street, Suite 810
Tallahassee, FL 32303

Pursuant to section 607.1403, Florida Statutes, this Florida profit corporation submits the following articles of dissolution:

FIRST:	The name of the corporation as currently filed with the Florida Department of State:

Recycling Asset Holdings, Inc.

SECOND:	The document number of the corporation (if known):	175517

THIRD:	The date dissolution was authorized:	November 20, 2019

Effective date of dissolution if applicable:	December 30, 2019
(no more than 90 days after dissolution file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document’s effective date on the Department of State’s records.

FOURTH:	Adoption of Dissolution (CHECK ONE)

☐            Dissolution was approved by the shareholders. The number of votes cast for dissolution was sufficient for approval.

☐            Dissolution was approved by the shareholders through voting groups.

The following statement must be separately provided for each voting group entitled to vote separately on the plan to dissolve:

The number of votes cast for dissolution was sufficient for approval by

(voting group)

Signature:	/s/ Todd Phillips
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary, by that fiduciary)

Todd Phillips
(Typed or printed name of person signing)

CFO
(Title of person signing)

Filing Fee: $35

Notice of Corporate Dissolution

This notice is submitted by the dissolved corporation named below for resolution of payment of unknown claims against this corporation as provided in s. 607.1407, F.S.

This "Notice of Corporate Dissolution" is optional and is not required when filing a voluntary dissolution.

Name of Corporation:	Recycling Asset Holdings, Inc. f/k/a Industrial Services of America, Inc.

Date of dissolution will be the date the dissolution is filed with the Department of State or as specified in the Articles of Dissolution.

Description of information that must be included in a claim:

A brief description of the nature of the claim, the amount of the claim, and the date the claim was incurred.

Mailing address where claims can be sent: (Claims cannot be sent to the Division of Corporations)

Recycling Asset Holdings, Inc. f/k/a Industrial Services of America, Inc.

P.O. Box 19529

Louisville, KY 40259

A claim against the above named corporation will be barred unless a proceeding to enforce the claim is commenced within 4 years after the filing of this notice.

Todd Phillips, CFO	/s/ Todd Phillips
Printed Name of the Person Filing	Signature of the Person Filing

Fee: No charge if included with Articles of Dissolution. If filed separately $35.00

PLAN OF DISSOLUTION OF
INDUSTRIAL SERVICES OF AMERICA, INC.

1.	Approval and Adoption of Plan. Pursuant to Section 607.1402 of the FBCA (a) this Plan has been approved by the Board of Directors (the “Directors”) of Industrial Services of America, Inc. (the “Corporation”), (b) the Directors have directed that this Plan be submitted to the Corporation’s shareholders (the “Shareholders”) for consideration, and (c) the Directors have recommended that the Shareholders approve this Plan and the dissolution of the Corporation.

2.	General Authorization. The Directors are authorized following the date this Plan is approved by the Shareholders (the “Adoption Date”), without further action by the Shareholders, to do and perform or cause the officers of the Corporation (the “Officers”), subject to approval of the Directors, to do and perform any and all acts, and to make, execute, deliver, or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate, or desirable, in the absolute discretion of the Directors, to implement the complete liquidation and winding up of the business and affairs of the Corporation according to this Plan, including, but not limited to:

a.	Collecting all assets.

b.	Selling any remaining assets of the Corporation in one or more transactions upon such terms and conditions as the Directors, in their absolute discretion, deem expedient and in the best interests of the Corporation and the Shareholders, in any form of transaction.

c.	Paying all expenses incurred in connection with the implementation of this Plan including, but not limited to, any consulting, professional, and other fees and expenses of persons or entities providing services to the Corporation.

d.	Satisfying, settling, or rejecting all liabilities, debts, or obligations of the Corporation, whether by payment or by making adequate provisions for payments.

e.	Prosecuting and defending actions or proceedings by or against the Corporation.

f.	Distributing assets of the Corporation to the Shareholders to the fullest extent permitted by the FBCA.

g.	Filing all final tax returns or other forms, making final payments, and closing any tax accounts or other obligations required by any state or federal law or regulation to effect the winding up of the Corporation’s business and affairs and the dissolution of the Corporation, including, but not limited to, filing Internal Revenue Service (“IRS”) Form 966 with the IRS and the articles of dissolution with the Florida Department of State, Division of Corporations (“DOC”).

3.	Indemnification. The Corporation shall continue to indemnify its Officers, Directors, and employees in accordance with the FBCA, its articles of incorporation, bylaws, any contractual arrangements, and its existing directors’ and officers’ liability insurance policy, for acts and omissions in connection with the Corporation’s dissolution, implementation of this Plan and the winding up of the business and affairs of the Corporation.

4.	Articles of Dissolution and Effective Date. On or after the Adoption Date, the Corporation shall prepare and file articles of dissolution with the DOC in accordance with the FBCA on a date determined by the Directors in their absolute discretion. For purposes of the FBCA, the Corporation shall be dissolved on the date the articles of dissolution are filed with the DOC unless the articles of dissolution specify a later effective date in accordance with the FBCA (the “Effective Date”).

5.	Cessation of Business Activities. The Corporation shall cease carrying on its business after the Effective Date except as necessary to wind up its business and affairs, including retaining such employees and consultants as necessary or desirable to carry out these activities.

6.	Claims. The Corporation will dispose of and resolve known and unknown claims in accordance with the FBCA and the Directors may elect any procedures permitted under the FBCA with respect thereto.

7.	Plan of Distribution.

a.	On and after the Effective Date, the Corporation shall make adequate provision, by payment or otherwise, for the Corporation’s known claims as provided by Section 6 of this Plan.

b.	On a date or dates determined by the Directors in their absolute discretion, the Corporation shall distribute the remainder of any assets, either in cash or in kind, to its Shareholders according to their respective rights and interests. Distributions to any Shareholders will be made only as permitted, and in the manner required, by the FBCA.

c.	Subject to the foregoing, the Directors have absolute discretion in determining the manner and timing in which the Corporation’s distributions are to be completed. Distributions pursuant to this Plan or any other requirements of the FBCA may occur at a single time or be undertaken in a series of transactions over time. Unless otherwise provided herein, the distributions may be in cash or in assets or in combination of such. The Directors have absolute discretion to make such distributions in such amounts and at such time or times as they determine.

8.	Section 331 Complete Liquidation. This Plan is intended to constitute a plan of liquidation for purposes of Section 331 of the Code and shall be interpreted and applied consistently therewith. For such purposes, this Plan is effective as of the Adoption Date without regard to when the Effective Date occurs, and all distributions made by the Corporation on or after the Adoption Date are intended to be distributions made pursuant to Section 331 of the Code.

9.	Cancellation of Stock. The distributions to the Shareholders pursuant to Section 7 hereof shall be in complete redemption and cancellation of all of the outstanding capital stock of the Corporation.

10.	Modification or Abandonment of the Plan. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Shareholders to the extent permitted by the FBCA.

11.	Shareholder Consent to Sale of Assets. Shareholder approval of this Plan shall constitute approval by the Shareholders of the sale, exchange, or other disposition in liquidation of all remaining property and assets of the Corporation, whether such sale, exchange, or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

IN WITNESS WHEREOF, the Corporation has approved dissolution and adopted this Plan by the following signature(s) as of the Adoption Date.

INDUSTRIAL SERVICES OF AMERICA, INC.

By	/s/ Todd Phillips
Name:	Todd Phillips
Title:	CFO